Exhibit 10.6

METACRINE, INC.

SEVERANCE BENEFIT PLAN

APPROVED BY THE BOARD OF DIRECTORS ON AUGUST 9, 2018

Section 1.    INTRODUCTION.

The Metacrine, Inc. Severance Benefit Plan (the “Plan”) is hereby established effective upon the date of approval by the Board of Directors of Metacrine, Inc. (the “Company”) set forth above (the “Effective Date”). The purpose of the Plan is to provide for the payment of severance benefits to eligible employees of the Company in the event that such employees become subject to involuntary or constructive employment terminations. This Plan document also is the Summary Plan Description for the Plan.

For purposes of the Plan, the following terms are defined as follows:

(a)    “Affiliate” means any corporation (other than the Company) in an “unbroken chain of corporations” beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(b)     “Base Salary” means base pay (excluding incentive pay, premium pay, commissions, overtime, bonuses and other forms of variable compensation) as in effect prior to any reduction that would give rise to an employee’s right to a resignation for Good Reason (if applicable).

(c)    “Cause” means, with respect to a particular employee, the meaning ascribed to such term in any written employment agreement, offer letter or similar agreement between such employee and the Company defining such term, and, in the absence of such agreement, means with respect to such employee, the occurrence of any of the following events: (i) such employee’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) such employee’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) such employee’s intentional, material violation of any contract or agreement between the employee and the Company or of any statutory duty owed to the Company; (iv) such employee’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (v) such employee’s gross misconduct. The determination whether a termination is for Cause shall be made by the Plan Administrator in its sole and exclusive judgment and discretion.

(d)    “Change in Control” has the meaning ascribed to such term in the Equity Plan.

(e)    “Change in Control Period” means the period commencing three months prior to the Closing of a Change in Control and ending 12 months following the Closing of a Change in Control.

(f)    “Closing” means the initial closing of the Change in Control as defined in the definitive agreement executed in connection with the Change in Control. In the case of a series of transactions constituting a Change in Control, “Closing” means the first closing that satisfies the threshold of the definition for a Change in Control.

(g)    “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(h)    “Committee” means the Board of Directors or the Compensation Committee of the Board of Directors of the Company.

(i)    “Company” means Metacrine, Inc. or, following a Change in Control, the surviving entity resulting from such event.

(j)    “Covered Termination” means a termination of employment that is due to (1) a termination by the Company without Cause (and other than as a result of the employee’s death or Disability) or (2) an employee’s resignation for Good Reason.

(k)    “Director” means a member of the Board of Directors of the Company.

(l)    “Disability” means any physical or mental condition which renders an employee incapable of performing the work for which he or she was employed by the Company or similar work offered by the Company. The Disability of an employee shall be established if (i) the employee satisfies the requirements for benefits under the Company’s long-term disability plan or (ii) if no long-term disability plan, the employee satisfies the requirements for Social Security disability benefits.

(m)     “Eligible Employee” means an employee of the Company that meets the requirements to be eligible to receive Plan benefits as set forth in Section 2.

(n)    “Equity Plan” means the Metacrine, Inc. Amended and Restated 2015 Equity Incentive Plan, as amended from time to time; provided that, upon and following the IPO Date, the “Equity Plan” means the Metacrine, Inc. 2018 Equity Incentive Plan, as amended from time to time.

(o)    “Good Reason” for an employee’s resignation means the occurrence of any one or more of the following are undertaken by the Company (or successor to the Company, if applicable) without the employee’s express written consent: (i) a material reduction in a such employee’s annual base salary; provided, however, that Good Reason will not be deemed to have occurred in the event of a reduction in such employee’s annual base salary that is pursuant to a salary reduction program affecting substantially all of the employees of the Company and that does not adversely affect such employee to a greater extent than other similarly situated employees; (ii) a material reduction in such employee’s authority, duties or responsibilities; provided, however, that a change in job position (including a change in title) shall not be deemed a “material reduction” in and of itself unless the employee’s new duties are materially reduced from the employee’s prior duties; (iii) a relocation of such employee’s principal place of employment with the Company (or successor to the Company, if applicable) to a place that increases such employee’s one-way commute by more than 50 miles as compared to such employee’s then-current principal place of employment immediately prior to such relocation, except for required travel by the employee on the Company’s business to an extent substantially consistent with employee’s business travel

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obligations prior to the effective date of the Change in Control; or (iv) a material breach by the Company of any provision of this Plan or any other material agreement between such employee and the Company concerning the terms and conditions of such employee’s employment or service with the Company, provided, however, that in each case (i) through (iv) above, in order for the employee’s resignation to be deemed to have been for Good Reason, the employee must first give the Company written notice of the action or omission giving rise to “Good Reason” within 30 days after the first occurrence thereof; the Company must fail to reasonably cure such action or omission within 30 days after receipt of such notice (the “Cure Period”), and the employee’s resignation must be effective not later than 30 days after the expiration of such Cure Period.

(p)    “IPO Date” means the date of the underwriting agreement between the Company and the underwriter(s) managing the initial public offering of the Company’s Common Stock, pursuant to which the Common Stock is priced for the initial public offering.

(q)    “Participation Agreement” means an agreement between an employee and the Company in substantially the form of APPENDIX A attached hereto, and which may include such other terms as the Committee deems necessary or advisable in the administration of the Plan.

(r)    “Plan Administrator” means the Committee prior to the Closing and the Representative upon and following the Closing, as applicable.

(s)    “Representative” means one or more members of the Committee or other persons or entities designated by the Committee prior to or in connection with a Change in Control that will have authority to administer and interpret the Plan upon and following the Closing as provided in Section 8(a).

(t)    “Section 409A” means Section 409A of the Code and any state law of similar effect.

Section 2.    ELIGIBILITY FOR BENEFITS.

(a)    Eligible Employee. Each employee of the Company is eligible to participate in the Plan provided (i) such employee has signed and returned such Participation Agreement to the Company within 30 days following the date on which it is first provided to such employee; and (ii) such employee meets the other Plan eligibility requirements set forth in this Section 2. The determination of whether an employee is an Eligible Employee shall be made by the Plan Administrator, in its sole discretion, and such determination shall be binding and conclusive on all persons.

(b)    Release Requirement. Except as otherwise provided in an individual Participation Agreement, in order to be eligible to receive benefits under the Plan, the employee also must execute a general waiver and release, in such a form as provided by the Company (the “Release”), within the applicable time period set forth therein, and such Release must become effective in accordance with its terms, which must occur in no event more than 60 days following the date of the applicable Covered Termination.

(c)    Plan Benefits Provided In Lieu of Individual Agreement Benefits. This Plan shall supersede any change in control or severance benefit plan, policy or practice previously

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maintained by the Company with respect to an Eligible Employee and any change in control or severance benefits in any individually negotiated employment contract or other agreement between the Company and an Eligible Employee, with the exception of any provisions contained in any employment contract or option or stock award agreement between the Company and an Eligible Employee or any equity incentive plan, stock or option award agreement or other change in control or severance plan maintained by the Company and applicable to such Eligible Employee (an “Individual Agreement”) that would provide more advantageous benefits to the Eligible Employee, in which case, the Eligible Employee shall be eligible for the benefits under both this Plan and the Individual Agreement, to the extent such benefits in the Individual Agreement are not duplicative of the benefits under this Plan.

(d)    Exceptions to Severance Benefit Entitlement. An employee who otherwise is an Eligible Employee will not receive severance benefits under the Plan in the following circumstances, as determined by the Plan Administrator in its sole discretion:

(1)    The employee is terminated by the Company for any reason (including due to the employee’s death or disability) or voluntarily terminates employment with the Company in any manner, and in either case, such termination does not constitute a Covered Termination. Voluntary terminations include, but are not limited to, resignation, retirement or failure to return from a leave of absence on the scheduled date.

(2)    The employee voluntarily terminates employment with the Company in order to accept employment with another entity that is wholly or partly owned (directly or indirectly) by the Company or an Affiliate.

(3)    The employee is offered an identical or substantially equivalent or comparable position with the Company or an Affiliate. For purposes of the foregoing, a “substantially equivalent or comparable position” is one that provides the employee substantially the same level of responsibility and compensation and would not give rise to the employee’s right to a resignation for Good Reason.

(4)    The employee is offered immediate reemployment by a successor to the Company or an Affiliate or by a purchaser of the Company’s assets, as the case may be, following a Change in Control and the terms of such reemployment would not give rise to the employee’s right to a resignation for Good Reason. For purposes of the foregoing, “immediate reemployment” means that the employee’s employment with the successor to the Company or an Affiliate or the purchaser of its assets, as the case may be, results in uninterrupted employment such that the employee does not incur a lapse in pay or benefits as a result of the change in ownership of the Company or the sale of its assets. For the avoidance of doubt, an employee who becomes immediately reemployed as described in this Section 2(d)(4) by a successor to the Company or an Affiliate or by a purchaser of the Company’s assets, as the case may be, following a Change in Control shall continue to be an Eligible Employee following the date of such reemployment.

(5)    The employee is rehired by the Company or an Affiliate and recommences employment prior to the date severance benefits under the Plan are scheduled to commence.

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(e)    Termination or Reduction of Severance Benefits. An Eligible Employee’s right to receive severance benefits under this Plan shall terminate immediately if, at any time prior to or during the period for which the Eligible Employee is receiving severance benefits under the Plan, the Eligible Employee, without the prior written approval of the Plan Administrator willfully breaches any material statutory, common law, or contractual obligation to the Company or an Affiliate (including, without limitation, the contractual obligations set forth in any confidentiality, non-disclosure and developments agreement, non-competition, non-solicitation, or similar type agreement between the Eligible Employee and the Company, as applicable).

Section 3.    AMOUNT OF BENEFITS.

(a)    Benefits in Participation Agreement. Benefits under the Plan shall be provided to an Eligible Employee as set forth in the Participation Agreement.

(b)    Additional Benefits. Notwithstanding the foregoing, the Company may, in its sole discretion, provide benefits to individuals who are not Eligible Employees (“Non-Eligible Employees”) chosen by the Plan Administrator, in its sole discretion, and the provision of any such benefits to a Non-Eligible Employee shall in no way obligate the Company to provide such benefits to any other individual, even if similarly situated. If benefits under the Plan are provided to a Non-Eligible Employee, references in the Plan to “Eligible Employee” (and similar references) shall be deemed to refer to such Non-Eligible Employee.

(c)    Certain Reductions. In addition to Section 2(e) above, the Company, in its sole discretion, shall have the authority to reduce an Eligible Employee’s severance benefits, in whole or in part, by any other severance benefits, pay and benefits provided during a period following written notice of a business closing or mass layoff, pay and benefits in lieu of such notice, or other similar benefits payable to the Eligible Employee by the Company or an Affiliate that become payable in connection with the Eligible Employee’s termination of employment pursuant to (i) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act or any other similar state law or (ii) any Company policy or practice providing for the Eligible Employee to remain on the payroll for a limited period of time after being given notice of the termination of the Eligible Employee’s employment, and the Plan Administrator shall so construe and implement the terms of the Plan. Any such reductions that the Company determines to make pursuant to this Section 3(c) shall be made such that any severance benefit under the Plan shall be reduced solely by any similar type of benefit under such legal requirement, agreement, policy or practice (i.e., any cash severance benefits under the Plan shall be reduced solely by any cash payments or severance benefits under such legal requirement, agreement, policy or practice). The Company’s decision to apply such reductions to the severance benefits of one Eligible Employee and the amount of such reductions shall in no way obligate the Company to apply the same reductions in the same amounts to the severance benefits of any other Eligible Employee. In the Company’s sole discretion, such reductions may be applied on a retroactive basis, with severance benefits previously paid being re-characterized as payments pursuant to the Company’s statutory obligation.

(d)    Parachute Payments. If any payment or benefit an Eligible Employee will or may receive from the Company or otherwise (a “Payment”) would (i) constitute a “parachute

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payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Eligible Employee’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for the Eligible Employee. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

Notwithstanding any provisions in this Section above to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for the Eligible Employee as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

The Company shall appoint a nationally recognized accounting or law firm to make the determinations required by this Section. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Eligible Employee and the Company within 15 calendar days after the date on which Eligible Employee’s right to a Payment becomes reasonably likely to occur (if requested at that time by Eligible Employee or the Company) or such other time as requested by Eligible Employee or the Company.

If the Eligible Employee receives a Payment for which the Reduced Amount was determined pursuant to clause (x) above and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Eligible Employee agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) above) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) above, the Eligible Employee shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

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Section 4.    RETURN OF COMPANY PROPERTY.

An Eligible Employee will not be entitled to any severance benefit under the Plan unless and until the Eligible Employee returns all Company Property. For this purpose, “Company Property” means all Company documents (and all copies thereof) and other Company property which the Eligible Employee had in his or her possession at any time, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part).

Section 5.    TIME OF PAYMENT AND FORM OF BENEFITS.

The Company reserves the right in the Participation Agreement to specify whether payments under the Plan will be paid in a single sum, in installments, or in any other form and to determine the timing of such payments. All such payments under the Plan will be subject to applicable withholding for federal, state and local taxes. All benefits provided under the Plan are intended to satisfy the requirements for an exemption from application of Section 409A to the maximum extent that an exemption is available and any ambiguities herein shall be interpreted accordingly; provided, however, that to the extent such an exemption is not available, the benefits provided under the Plan are intended to comply with the requirements of Section 409A to the extent necessary to avoid adverse personal tax consequences and any ambiguities herein shall be interpreted accordingly.

Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under the Plan that constitute “deferred compensation” within the meaning of Section 409A shall not commence in connection with an Eligible Employee’s termination of employment unless and until the Eligible Employee has also incurred a “separation from service,” as such term is defined in Treasury Regulations Section 1.409A-1(h) (“Separation from Service”), unless the Company reasonably determines that such amounts may be provided to the Eligible Employee without causing the Eligible Employee to incur the adverse personal tax consequences under Section 409A.

It is intended that (i) each installment of any benefits payable under the Plan to an Eligible Employee be regarded as a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i), (ii) all payments of any such benefits under the Plan satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9)(iii), and (iii) any such benefits consisting of COBRA premiums also satisfy, to the greatest extent possible, the exemption from the application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(9)(v). However, if the Company determines that any severance benefits payable under the Plan constitute “deferred compensation” under Section 409A and the Eligible Employee is a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i),

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then, solely to the extent necessary to avoid the imposition of the adverse personal tax consequences under Section 409A, (A) the timing of such severance benefit payments shall be delayed until the earlier of (1) the date that is six months and one day after the Eligible Employee’s Separation from Service and (2) the date of the Eligible Employee’s death (such applicable date, the “Delayed Initial Payment Date”), and (B) the Company shall (1) pay the Eligible Employee a lump sum amount equal to the sum of the severance benefit payments that the Eligible Employee would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the severance benefits had not been delayed pursuant to this paragraph and (2) commence paying the balance, if any, of the severance benefits in accordance with the applicable payment schedule.

In no event shall payment of any severance benefits under the Plan be made prior to an Eligible Employee’s termination date or prior to the effective date of the Release. If the Company determines that any severance payments or benefits provided under the Plan constitute “deferred compensation” under Section 409A, and the Eligible Employee’s Separation from Service occurs at a time during the calendar year when the Release could become effective in the calendar year following the calendar year in which the Eligible Employee’s Separation from Service occurs, then regardless of when the Release is returned to the Company and becomes effective, the Release will not be deemed effective, solely for purposes of the timing of payment of severance benefits under this Plan, any earlier than the latest permitted effective date (the “Release Deadline”). If the Company determines that any severance payments or benefits provided under the Plan constitute “deferred compensation” under Section 409A, then except to the extent that severance payments may be delayed until the Delayed Initial Payment Date pursuant to the preceding paragraph, on the first regular payroll date following the effective date of an Eligible Employee’s Release, the Company shall (1) pay the Eligible Employee a lump sum amount equal to the sum of the severance benefit payments that the Eligible Employee would otherwise have received through such payroll date but for the delay in payment related to the effectiveness of the Release and (2) commence paying the balance, if any, of the severance benefits in accordance with the applicable payment schedule.

All payments under the Plan shall be subject to applicable withholding for federal, state and local taxes.

Section 6.    TRANSFER AND ASSIGNMENT.

The rights and obligations of an Eligible Employee under this Plan may not be transferred or assigned without the prior written consent of the Company. This Plan shall be binding upon any entity or person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company without regard to whether or not such entity or person actively assumes the obligations hereunder and without regard to whether or not a Change in Control occurs.

Section 7.    RIGHT TO INTERPRET AND ADMINISTER PLAN; AMENDMENT AND TERMINATION.

(a)    Interpretation and Administration. Prior to the Closing, the Committee shall be the Plan Administrator and shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan and to construe and interpret the

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Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan. The rules, interpretations, computations and other actions of the Committee shall be binding and conclusive on all persons. Upon and after the Closing, the Plan will be interpreted and administered in good faith by the Representative who shall be the Plan Administrator during such period. All actions taken by the Representative in interpreting the terms of the Plan and administering the Plan upon and after the Closing will be final and binding on all Eligible Employees. Any references in this Plan to the “Committee” or “Plan Administrator” with respect to periods following the Closing shall mean the Representative.

(b)    Amendment. The Plan Administrator reserves the right to amend this Plan at any time; provided, however, that any amendment of the Plan will not be effective as to a particular employee who is or may be adversely impacted by such amendment or termination and has an effective Participation Agreement without the written consent of such employee.

(c)    Termination. Unless otherwise extended by the Committee, the Plan will automatically terminate following satisfaction of all the Company’s obligations under the Plan.

Section 8.    NO IMPLIED EMPLOYMENT CONTRACT.

The Plan shall not be deemed (i) to give any employee or other person any right to be retained in the employ of the Company or (ii) to interfere with the right of the Company to discharge any employee or other person at any time, with or without cause, which right is hereby reserved. This Plan does not modify the at-will employment status of any Eligible Employee.

Section 9.    LEGAL CONSTRUCTION.

This Plan is intended to be governed by and shall be construed in accordance with the Employee Retirement Income Security Act of 1974 (“ERISA”) and, to the extent not preempted by ERISA, the laws of the State of California.

Section 10.    CLAIMS, INQUIRIES AND APPEALS.

(a)    Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing by an applicant (or his or her authorized representative). The Plan Administrator is:

Metacrine, Inc.

Compensation Committee of the Board of Directors or Representative

Attention to: Chief Financial Officer

3985 Sorrento Valley Blvd., Suite C

San Diego, California 92121

(b)    Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must provide the applicant with written or electronic notice of the denial of the application, and of the applicant’s right to review the denial. Any

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electronic notice will comply with the regulations of the U.S. Department of Labor. The notice of denial will be set forth in a manner designed to be understood by the applicant and will include the following:

(1)    the specific reason or reasons for the denial;

(2)    references to the specific Plan provisions upon which the denial is based;

(3)    a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary; and

(4)    an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described in Section 10(d) below.

This notice of denial will be given to the applicant within 90 days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional 90 days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial 90 day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.

(c)    Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within 60 days after the application is denied. A request for a review shall be in writing and shall be addressed to:

Metacrine, Inc.

Compensation Committee of the Board of Directors or Representative

Attention to: Chief Financial Officer

3985 Sorrento Valley Blvd., Suite C

San Diego, California 92121

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The applicant (or his or her representative) shall have the opportunity to submit (or the Plan Administrator may require the applicant to submit) written comments, documents, records, and other information relating to his or her claim. The applicant (or his or her representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim. The review shall take into account all comments, documents, records and other information submitted by the applicant (or his or her representative) relating to the claim,

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without regard to whether such information was submitted or considered in the initial benefit determination.

(d)    Decision on Review. The Plan Administrator will act on each request for review within 60 days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional 60 days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial 60 day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the review. The Plan Administrator will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the applicant, the following:

(1)    the specific reason or reasons for the denial;

(2)    references to the specific Plan provisions upon which the denial is based;

(3)    a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and

(4)    a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA.

(e)    Rules and Procedures. The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant’s own expense.

(f)    Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the applicant (i) has submitted a written application for benefits in accordance with the procedures described by Section 10(a) above, (ii) has been notified by the Plan Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 10(c) above, and (iv) has been notified that the Plan Administrator has denied the appeal. Notwithstanding the foregoing, if the Plan Administrator does not respond to an Eligible Employee’s claim or appeal within the relevant time limits specified in this Section 10, the Eligible Employee may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA.

Section 11.    BASIS OF PAYMENTS TO AND FROM PLAN.

The Plan shall be unfunded, and all cash payments under the Plan shall be paid only from the general assets of the Company.

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Section 12.    OTHER PLAN INFORMATION.

(a)    Employer and Plan Identification Numbers. The Employer Identification Number assigned to the Company (which is the “Plan Sponsor” as that term is used in ERISA) by the Internal Revenue Service is 47-2297384. The Plan Number assigned to the Plan by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service is 502.

(b)    Ending Date for Plan’s Fiscal Year. The date of the end of the fiscal year for the purpose of maintaining the Plan’s records is December 31.

(c)    Agent for the Service of Legal Process. The agent for the service of legal process with respect to the Plan is:

Metacrine, Inc.

Attention to: Chief Financial Officer

3985 Sorrento Valley Blvd., Suite C

San Diego, California 92121

In addition, service of legal process may be made upon the Plan Administrator.

(d)    Plan Sponsor. The “Plan Sponsor” is:

Metacrine, Inc.

3985 Sorrento Valley Blvd., Suite C

San Diego, California 92121

(858)369-7800

(e)    Plan Administrator. The Plan Administrator is the Committee prior to the Closing and the Representative upon and following the Closing. The Plan Administrator’s contact information is:

Metacrine, Inc.

Compensation Committee of the Board of Directors or Representative

3985 Sorrento Valley Blvd., Suite C

San Diego, California 92121

The Plan Administrator is the named fiduciary charged with the responsibility for administering the Plan.

Section 13.    STATEMENT OF ERISA RIGHTS.

Participants in this Plan (which is a welfare benefit plan sponsored by Metacrine, Inc.) are entitled to certain rights and protections under ERISA. If you are an Eligible Employee, you are considered a participant in the Plan and, under ERISA, you are entitled to:

(a)    Receive Information About Your Plan and Benefits

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(1)    Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series), if applicable, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration;

(2)    Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series), if applicable, and an updated (as necessary) Summary Plan Description. The Administrator may make a reasonable charge for the copies; and

(3)    Receive a summary of the Plan’s annual financial report, if applicable. The Plan Administrator is required by law to furnish each Eligible Employee with a copy of this summary annual report.

(b)    Prudent Actions by Plan Fiduciaries. In addition to creating rights for Plan Eligible Employees, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Eligible Employees and beneficiaries. No one, including your employer, your union or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.

(c)    Enforce Your Rights. If your claim for a Plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan, if applicable, and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court.

If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

(d)    Assistance with Your Questions. If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of

13.

Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

14.

APPENDIX A

PARTICIPATION AGREEMENT

METACRINE, INC.

SEVERANCE BENEFIT PLAN

PARTICIPATION AGREEMENT

Name:

Section 1.    ELIGIBILITY.

You have been designated as eligible to participate in the Metacrine, Inc. Severance Benefit Plan (the “Plan”), a copy of which is attached as EXHIBIT A to this Participation Agreement (the “Agreement”). Capitalized terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan. You will receive the benefits set forth below if you meet all the eligibility requirements set forth in the Plan, including, without limitation, executing the required Release within the applicable time period set forth therein and provided that such Release becomes effective in accordance with its terms. Notwithstanding the schedule for provision of benefits as set forth below, the schedule and timing of payment of any benefits under this Agreement is subject to any delay in payment that may be required under Section 5 of the Plan.

Section 2.    CHANGE IN CONTROL SEVERANCE BENEFITS.

If you are terminated in a Covered Termination that occurs during the Change in Control Period, you will receive the severance benefits set forth in this Section 2. All severance benefits described herein are subject to standard deductions and withholdings.

(a)    Base Salary. You shall receive a cash payment equal to your Base Salary (ignoring any decrease that forms the basis for your resignation for Good Reason, if applicable), for [______]1 months following the date of termination (the “Severance Period”). Upon and following the IPO Date the Severance Period shall be [______]2 months following the date of termination. The Base Salary payment will be paid to you in a lump sum cash payment no later than the second payroll cycle following the later of (i) the effective date of the Release or (ii) the Closing, but in any event not later than March 15 of the year following the year in which the Covered Termination occurs.

(b)    Bonus Payment. You will be entitled to the annual target cash bonus established for you, if any, pursuant to the annual performance bonus or annual variable compensation plan established by the Board of Directors or Committee (or any authorized committee or designee thereof) for the year in which the Covered Termination occurs. If at the time of the Covered Termination you are eligible for the annual target cash bonus for the year in which the Covered Termination occurs, but the target percentage (or target dollar amount, if specified as such in the applicable bonus plan) for such bonus has not yet been established for such year, the target percentage shall be the target percentage established for you for the preceding year (but adjusted, if necessary for your position for the year in which the Covered Termination occurs).

[1]	12 months for CEO, 9 months for C-Level Executives, and 6 months for VPs
[2]	18 months for CEO, 12 months for C-Level Executives, and 9 months for VPs

For the avoidance of doubt, the amount of the annual target bonus to which you are entitled under this Section 2(b) will be calculated (1) assuming all articulated performance goals for such bonus (including, but not limited to, corporate and individual performance, if applicable), for the year of the Covered Termination was achieved at target levels; (2) as if you had provided services for the entire year for which the bonus relates; and (3) ignoring any reduction in your Base Salary that would give rise to your right to resignation for Good Reason (such bonus to which you are entitled under this Section 2(b), the “Annual Target Bonus Severance Payment”). The Annual Target Bonus Severance Payment shall be paid in a lump sum cash payment no later than the second payroll cycle following the later of (i) the effective date of the Release or (ii) the Closing, but in any event not later than March 15 of the year following the year in which the Covered Termination occurs.

(c)    Payment of Continued Group Health Plan Benefits. If you timely elect continued group health plan continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) following your Covered Termination date, the Company shall pay directly to the carrier the full amount of your COBRA premiums on behalf of you for your continued coverage under the Company’s group health plans, including coverage for your eligible dependents, until the earliest of (i) the end of the Severance Period following the date of your Covered Termination, (ii) the expiration of your eligibility for the continuation coverage under COBRA, or (iii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment (such period from your termination date through the earliest of (i) through (iii), the “COBRA Payment Period”). Upon the conclusion of such period of insurance premium payments made by the Company, you will be responsible for the entire payment of premiums (or payment for the cost of coverage) required under COBRA for the duration of your eligible COBRA coverage period, if any. For purposes of this Section, (1) references to COBRA shall be deemed to refer also to analogous provisions of state law and (2) any applicable insurance premiums that are paid by the Company shall not include any amounts payable by you under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are your sole responsibility.

Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums directly to the carrier on your behalf, the Company will instead pay you on the last day of each remaining month of the COBRA Payment Period a fully taxable cash payment equal to the value of your monthly COBRA premium for the first month of COBRA coverage, subject to applicable tax withholding (such amount, the “Special Severance Payment”), such Special Severance Payment to be made without regard to your election of COBRA coverage or payment of COBRA premiums and without regard to your continued eligibility for COBRA coverage during the COBRA Payment Period. Such Special Severance Payment shall end upon expiration of the COBRA Payment Period.

(d)    Equity Acceleration. The vesting and exercisability of each outstanding unvested stock option and other stock award, as applicable, that you hold covering Company common stock (each, an “Equity Award”) shall be accelerated in full and any reacquisition or repurchase rights held by the Company in respect of common stock issued pursuant to any Equity Award granted to you shall lapse in full. For purposes of determining the number of shares that will vest pursuant to the foregoing provision with respect to any performance based vesting Equity Award for which the performance period has not ended and that has multiple vesting levels depending upon the level of performance, vesting acceleration with respect to any ongoing performance period(s) shall occur with respect to the number of shares subject to the award as if the applicable performance criteria had been attained at a 100% level or, if greater, based on actual performance as of your Covered Termination. If necessary to give effect to this Section 2(d), if your Covered Termination occurs prior to a Change in Control, all of the Equity Awards you hold as of immediately prior to your Covered Termination shall remain outstanding after your Covered Termination for at least until the earlier of (i) 3 months after your Covered Termination or (ii) the Closing, if sooner. Notwithstanding anything to the contrary set forth herein, your Equity Awards shall remain subject to the terms of the applicable Company plan and award documents under which such Equity Award was granted, including any provision for earlier termination of such Equity Awards.

Section 3.     NON-CHANGE IN CONTROL SEVERANCE BENEFITS.

Upon and following the IPO Date, if you are terminated in a Covered Termination that occurs at a time that is not during the Change in Control Period, you will receive the cash payment described in Section 2(a) above and the COBRA benefits described in Section 2(c) above, but the Severance Period for purposes of calculating such benefits shall be [______]3 months following the date of termination. You shall not be eligible to receive any other benefits under the Plan except a described in Section 2(a) and Section 2(c) above. All severance benefits described herein are subject to standard deductions and withholdings.

For the avoidance of doubt, in no event shall you be entitled to benefits under both Section 2 and this Section 3. If you are eligible for severance benefits under both Section 2 and this Section 3, you shall receive the benefits set forth in Section 2 and such benefits shall be reduced by any benefits previously provided to you under Section 3.

Section 4.    ACKNOWLEDGEMENTS.

As a condition to participation in the Plan, you hereby acknowledge each of the following:

(a)    The benefits that may be provided to you under this Agreement are subject to certain reductions and termination under Section 2 and Section 3 of the Plan.

(b)    Your eligibility for and receipt of any severance benefits to which you may become entitled as described in Section 2 or Section 3 above is expressly contingent upon your compliance with the terms and conditions of the Release and the terms and conditions of your [Proprietary Information, Inventions, and Non-Solicitation Agreement] (or similar agreement) with the Company, as may be amended from time to time (the “Proprietary Agreement”). Severance benefits under this Agreement shall immediately cease in the event of your violation of the provisions of the Release or the Proprietary Agreement.

(c)    Except as set forth in Section 2 of the Plan with respect to an Individual Agreement to the extent such Individual Agreement provides more advantageous benefits to you,

[3]	12 months for CEO, 9 months for C-Level Executives, and 6 months for VPs this Agreement and the Plan supersede and replace any change in control or severance benefits under any Individual Agreement.

To accept the terms of this Agreement and participate in the Plan, please sign and date this Agreement in the space provided below and return it to _____________________ no later than _________, 20184.

Metacrine, Inc.

By:

Ken Song, M.D. Chief Executive Officer

Eligible Employee

[Insert Name]

Date:

[4]	Note to draft: This date should be 30 days after the Participation Agreement is delivered to the employee.

EXHIBIT A

SEVERANCE BENEFIT PLAN